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DOLLAR GENERAL REPORTS JULY SAME-STORE SALES UP 4.6%;

ANNOUNCES SECOND QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Aug. 3, 2006--Dollar General Corporation (NYSE: DG) today reported total retail sales for the July four-week period ended July 28, 2006, equaled $680.5 million compared with $617.0 million last year, an increase of 10.3 percent. For the July period, same-store sales increased 4.6 percent compared to an increase of 3.4 percent in the four-week period ended July 29, 2005. The sales increase for the period was attributable to strong sales increases in the categories of food, paper products, home cleaning products, summer events, sundries, and pet supplies. Same-store sales decreased in the categories of home products and apparel.

For the 13-week period ended July 28, 2006, Dollar General total retail sales increased 8.6 percent to $2.2 billion from $2.1 billion for the 13-week period ended July 29, 2005. Same-store sales for the 13-week period increased 2.8 percent.

For the 26-week period ended July 28, 2006, Dollar General total retail sales increased 8.3 percent to $4.4 billion from $4.0 billion for the 26-week period ended July 29, 2005. Same-store sales for the 26-week period increased 2.1 percent.

The Company’s gross margin for the second fiscal quarter of 2006 has been negatively impacted by the mix of sales which has been more heavily skewed toward lower margin highly consumables than anticipated. Sales in the higher margin home and apparel departments have been below the Company’s projections for the quarter. The Company’s fiscal quarter ends on Friday, August 4, 2006.

The 2006 sales numbers are preliminary and unaudited.  In addition, please note that the four-week July 2006 period discussed in this release is based on the four-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company’s fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company’s sales reported for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the second quarter on Thursday, August 31, 2006. The Company will host a conference call on Thursday, August 31, 2006, at 9:00 a.m. CDT/10:00 a.m. EDT to discuss the quarter’s financial results.  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The pass code for the conference call is “Dollar General”.  The call will also be broadcast live online at www.dollargeneral.com.  A replay of the conference call will be available through Thursday, September 14, online or by calling (334) 323-7226.  The pass code for the replay is 58805575.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,164 neighborhood stores as of July 28, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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